Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 No. 333-121382 pertaining to the Statoil North America, Inc. 2004 Employee Share Purchase Plan and the Registration Statement on Form F-3 No. 333-143339 of StatoilHydro ASA of our reports dated 17 March 2009 (except Note 33, as which the date is 24 March 2009), with respect to the consolidated financial statements of StatoilHydro ASA, and the effectiveness of internal control over financial reporting of StatoilHydro ASA, included in this Annual Report (Form 20-F) for the year ended 31 December 2008.

Ernst & Young

Ernst & Young AS

Norway
24 March 2009